Exhibit 10.2

CONFIDENTIAL

June 23, 2023

Superlatus, Inc.
445 Park Avenue
New York NY 10022
Attention: Timothy Alford

Re:	Amendment to Acquisition Letter

Dear Mr. Bakhshi:

Reference is made to that certain Acquisition Letter, dated as of June 22, 2023 (the “Original Agreement”), between Superlatus Foods, Inc. (the “Company”) and TRxADE Health, Inc., a Delaware corporation (“MEDS” together with the Company, the “Parties” and, each, a “Party”).

By executing this letter agreement (the “Amendment”), the Parties agree as follows:

1.	Amendment.

a.	The section entitled “Consideration in Exhibit A to the Original Agreement is hereby amended by deleting that section and replacing it with the following:

Consideration

At Closing, shareholders of the Company will receive a total of 3,839,176[1] shares of MEDS comprised of (i) common shares in an amount representing 19.99% of the total issued and outstanding common stock of MEDS after Closing, and (ii) the remainder in shares of a new class of MEDS non-voting preferred stock, in each case multiplied by such shareholder’s pro rata percentage ownership.

Derivative securities and other outstanding rights to acquire the Company’s securities, if any, would be replaced with appropriate adjustments, unless otherwise converted by their terms in the Closing.

2.	Miscellaneous.
a.	Full Force and Effect; References to Original Agreement. Except only as expressly modified in this Amendment, the Original Agreement remains unmodified and is in full force and effect and binding upon the Parties in accordance with its terms. Except as expressly provided hereby, all of the representations, warranties, covenants, terms and conditions of the Original Agreement are unaffected by this Amendment and shall continue to be, and remain, in full force and effect in accordance with their respective terms as if fully restated herein. this Amendment shall inure to the benefit of and be binding upon the undersigned Parties and their respective legal representatives, successors and assigns. All references to “this Acquisition Letter” in the Original Agreement shall be deemed to refer to the Original Agreement, as amended by this Amendment.

b.	Counterparts. This Amendment may be executed in counterparts, each of which shall be an original for all purposes and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Amendment executed and/or transmitted by electronic means shall be valid and effective to bind the Party so signing.

c.	Governing Law. This Amendment and the rights and obligations of the Parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.

d.	Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Original Agreement.

e.	Entire Agreement. The Original Agreement, as amended by this Amendment contain the entire agreement of the Parties and supersede all prior conversations, discussions and agreements relating to the subject matter of this Amendment.

[Signatures follow.]

1 Company Base Valuation at $58.61 per share.

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Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this Acquisition Letter.

Sincerely,

TRxADE Health, Inc.

By:	/s/ Suren Ajjarapu
Name:	Suren Ajjarapu
Title:	Chairman/Chief Executive Officer

Accepted and agreed as of the date hereof:

Superlatus, Inc.

By:	/s/ Timothy Alford
Name:	Timothy Alford
Title:	Chief Commercialization Officer

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